EXHIBIT 99.1

Commercial Federal Corporation Appoints Daniel P. Neary to Board of Diretors

OMAHA, Neb., Nov 10, 2004 (BUSINESS WIRE) — Commercial Federal Corporation (NYSE:CFB) announced today the appointment of Daniel P. Neary, president of both Mutual of Omaha Insurance Company and United of Omaha Life Insurance Company, to its board of directors. Mr. Neary will also continue to be a member of Commercial Federal Bank’s board. Commercial Federal Bank is a wholly-owned subsidiary of Commercial Federal Corporation.

“Dan joined our bank board just this past May and has made many contributions already,” said William A. Fitzgerald, chairman and chief executive officer. “We are pleased that Dan will be able to provide his business acumen and insight as a member of our corporation’s board, as well.”

Mr. Neary began his career with Mutual of Omaha, a Fortune 500 full-service, multi-line provider of insurance and financial services products for individuals and businesses, in 1975 and assumed the role of president in 2003. Mr. Neary is very active professionally and civically, currently serving on the boards of America’s Health Insurance Plans, Creighton University, Boy Scouts of America Mid-America Council, and the Strategic Air & Space Museum.

Commercial Federal Corporation is the parent company of Commercial Federal Bank, an $11.4 billion federal savings bank that operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and Arizona. In addition to full-service retail banking, Commercial Federal offers a broad array of financial services and products including commercial banking services, commercial and industrial lending, small business banking, construction lending, cash management, insurance and investment services, mortgage origination and servicing, and Internet banking.